As filed with the Securities and Exchange Commission on November 15, 2011

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKWAY PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	74-2123597
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, Mississippi 39201

(601) 948-4091

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Heistand

Parkway Properties, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

(407) 650-0593

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael C. Donlon, Esq.

Jaeckle Fleischmann & Mugel, LLP

Avant Building, Suite 900

200 Delaware Avenue

Buffalo, New York 14202-2107

(716) 856-0600

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	1,800,000	$11.875	$21,375,000	$2,449.58

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on November 10, 2011, within five business days prior to filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Dated: November 15, 2011

Prospectus

PARKWAY PROPERTIES, INC.

1,800,000 Shares of Common Stock

This prospectus relates solely to our issuance of up to 1,800,000 shares of common stock, $0.001 par value per share (“common stock”), of Parkway Properties, Inc. to certain holders of units of limited partnership interests (the “common units”) in Parkway Properties LP (“PPLP”), a Delaware limited partnership. Our indirect, controlled subsidiary is the general partner of PPLP. Pursuant to the Amended and Restated Agreement of Limited Partnership of PPLP (the “Partnership Agreement”), we may elect to deliver common stock to such common unit holders who wish to have their common units redeemed. We do not know when or in what amount we may issue common stock to such common unit holders. This registration does not necessarily mean that any of the common units will be redeemed or that we will issue any shares of common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “PKY.” On November 14, 2011, the last reported sales price of our common stock on the NYSE was $11.69 per share.

We will not receive any cash proceeds from the issuance of the common stock upon the tender of the unit holders’ common units for redemption. However, we will acquire the common units in exchange for any common stock that we issue pursuant to this prospectus. See “Plan of Distribution” beginning on page 50. With each such acquisition, our indirect interest in PPLP will increase. See “Summary of the Partnership Agreement” beginning on page 15.

Before you invest in the offered securities, you should consider the risks discussed in “Risk Factors” beginning on page 1, in our periodic reports filed from time to time with the Securities and Exchange Commission and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2011.

You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the related prospectus supplement and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, in one or more offerings, issue to you, the unit holders, the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors described below and those incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities.

Risks Related to the Exchange of Common Units for Common Stock

The exchange of common units for our common stock is a taxable transaction.

The exchange of common units for shares of our common stock (which may occur following the tender of such units for redemption if we elect to acquire such units in exchange for shares of our common stock) will be treated for tax purposes as a sale of the units by the limited partner making the exchange. A limited partner will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange, plus the amount of PPLP’s liabilities allocable to the common units being exchanged, less the limited partner’s adjusted tax basis in the common units exchanged. The recognition of any loss resulting from an exchange of common units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended (the “Code”). It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, a limited partner may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of the common units and may not receive a price for the shares of our common stock equal to the value of the common units at the time of the exchange.

Your investment may change upon redemption of common units.

If you tender common units pursuant to the Partnership Agreement, you may receive cash or common stock in exchange for such common units. To the extent that you receive cash, you will no longer have any interest in PPLP or us, will not benefit from any subsequent increases in the share price of the common stock, and will not receive any future distributions from PPLP or us (unless you currently own or acquire in the future additional common units or shares of common stock). To the extent that you receive common stock, you will become a stockholder rather than a holder of common units. See “Comparison of Common Units and Common Stock.”

FORWARD-LOOKING INFORMATION

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Additionally, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements, such as those that are not in the present or past tense, that discuss our beliefs, expectations (including the use of the words anticipate, believe, forecast, intends, expects, project or similar expressions) or intentions or those pertaining to our projected capital improvements, expected sources of financing, expectations as to timing of acquisitions or dispositions and descriptions relating to those expectations, profitability and portfolio performance and estimates of market rental rates contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties (some of which are beyond our control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties, among others discussed herein and in our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in the real estate industry and in the performance of the financial markets; the demand for and market acceptance of our properties for rental purposes; the amount and growth of our expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where we own property; risks associated with joint venture partners; risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; termination of property management contracts; the bankruptcy or insolvency of companies for which we or Eola Capital, LLC (“Eola”), provide property management services; our ability to integrate the business of Eola and unanticipated costs in connection with such integration, the outcome of claims and litigation involving or affecting us; failure to qualify as a real estate investment trust under the Code, environmental uncertainties, risks related to natural disasters, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon the trends of the economy, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in our filings under the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence or the manner in which they may affect us. We assume no obligation to update forward-looking statements, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Web site at www.pky.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Web site at www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain important information about us. This means that the information in this prospectus may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below, and any other documents we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act, including all filings made after the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus and before the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the three months ended September 30, 2011, June 30, 2011, and March 31, 2011;

•

our Current Reports on Form 8-K dated January 18, 2011, January 27, 2011, January 31, 2011, February 15, 2011, April 13, 2011, May 9, 2011, May 12, 2011, May 13, 2011, May 18, 2011, June 6, 2011, June 14, 2011, August 4, 2011, September 2, 2011, September 19, 2011, September 23, 2011, October 14, 2011 and November 15, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on August 5, 1996, and all amendments and reports updating that description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Investor Relations. Our telephone number is (601) 948-4091 or (800) 748-1667. You may also reach us by e-mail through our Web site at www.pky.com.

PARKWAY PROPERTIES, INC.

We are a self-administered real estate investment trust, or REIT, specializing in the operation, leasing, acquisition and ownership of office properties. We are geographically focused on the Southeastern and Southwestern United States. As of October 1, 2011 we owned or had an interest in 67 office properties located in 12 states with an aggregate of approximately 14.5 million square feet of leasable space. We generate revenue primarily by leasing office space to customers and providing management and leasing services to third-party office property owners (including joint ventures in which we own an interest). The primary drivers behind our revenues are occupancy, rental rates and customer retention. Our revenues are dependent on the occupancy of our office buildings. As of October 1, 2011, our office portfolio was approximately 84.4% occupied.

We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at One Jackson Place, Suite 1000, 188 East Capitol, Street Jackson, Mississippi, 39201-2195, and our telephone number is (601) 948-4091. We also have a web site at www.pky.com. Information contained on our web site is not and should not be considered a part of this prospectus.

Additional information regarding us, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus. Please also refer to the section entitled “Where You Can Find More Information” on page 3.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the common stock upon the tender of unit holders’ common units for redemption. However, we will acquire the common units in exchange for common stock that we issue pursuant to this prospectus. With each such acquisition, our indirect interest in PPLP will increase. See “Summary of the Partnership Agreement.”

DESCRIPTION OF SECURITIES

The following description is a summary of all material terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof.

The total number of shares of capital stock of all classes that we are authorized to issue is 100,000,000. Our charter authorizes the issuance of 64,578,704 shares of common stock, par value $0.001 per share, 5,421,296 shares of Series D preferred stock, par value $0.001 per share and 30,000,000 shares of Excess Stock, par value $0.001 per share. As of September 30, 2011, 22,118,817 shares of common stock, 5,421,296 shares of Series D preferred stock and no shares of Excess Stock were issued and outstanding. The common stock and the Series D preferred stock are currently listed on the New York Stock Exchange under the symbols “PKY” and “PKY PrD” respectively.

Our board of directors is authorized by the charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the board of directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

Pursuant to the provisions of our charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of Excess Stock), then the amount in excess of the 9.8% limit will automatically be converted into shares of Excess Stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. This ownership limitation is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, however, it may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control. These restrictions also apply to any transfer of stock that would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in Excess Stock, such Excess Stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of Excess Stock prior to the discovery that shares of equity stock had been converted into Excess Stock shall be void from the beginning. Excess Stock shall be not entitled to dividends. Any dividend paid prior to our discovery that equity stock has been converted to Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of the equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock.

Our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days’ written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee “beneficially owning” (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit and the satisfaction of such other conditions as the board may direct, may in its sole and absolute discretion exempt a person from the 9.8% ownership limit. Additionally, our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors, may in its sole and absolute discretion exempt a person from the limitation on a person “constructively owning” (as defined in our charter, and after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or “constructively own” (after the application of the applicable attribution rules of the Code) more than a 9.8% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for Excess Stock. Our board of directors may from time to time increase or decrease the 9.8% limit, provided that the 9.8% limit may be increased only if five individuals could “beneficially own” or “constructively own” (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.

Description of Common Stock

Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of our common stock is entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

Relationship to Preferred Stock and Other Shares of Common Stock. The rights of a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our Board of Directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

A holder of our common stock has no preferences, conversion rights, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of common stock has one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock voting can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

Stockholder Liability. Under Maryland law applicable to Maryland corporations, holders of common stock will not be liable as stockholders for our obligations solely as a result of their status as stockholders.

Transfer Agent. The registrar and transfer agent for shares of our common stock is Wells Fargo Shareholder Services.

Description of Preferred Stock

General. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of Maryland law and our Charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

Any prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

(i)	The title and stated value of such shares of preferred stock;

(ii)	The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

(iii)	The voting rights of such shares of preferred stock;

(iv)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

(v)	The date from which dividends on such shares of preferred stock will accumulate, if applicable;

(vi)	The procedures for any auction and remarketing, if any, for such shares of preferred stock;

(vii)	The provision for a sinking fund, if any, for the shares of preferred stock;

(viii)	The provisions for redemption, if applicable, of the shares of preferred stock;

(ix)	Any listing of the shares of preferred stock on any securities exchange;

(x)	The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

(xi)	A discussion of federal income tax considerations applicable to such shares of preferred stock;

(xii)	The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiii)	Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(xiv)	Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

(xv)	Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

Series D Preferred Stock

Maturity. Our Series D preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption except as provided in our charter.

Ranking. Our Series D preferred stock ranks senior to our common stock and to any other class or series of our capital stock (other than any class or series described below) with respect to the payment of dividends and liquidation rights. The Series D preferred stock ranks on a parity with any other class or series of capital stock that we may authorize or issue the terms of which specifically provide that such class or series ranks on a parity with our Series D preferred stock as to the payment of dividends and liquidation rights. Our Series D preferred stock ranks junior to any class or series that we may later authorize or issue the terms of which specifically provide that such class or series of capital stock ranks senior to our Series D preferred stock as to the payment of dividends and liquidation rights. Any authorization or issuance of equity securities senior to our Series D preferred stock would require the affirmative vote of the holders of two-thirds of the outstanding shares of Series D preferred stock.

Dividends. Subject to the rights of other series of preferred stock that may come into existence, holders of Series D preferred stock are entitled to receive, when and as declared by our board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per year of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $2.00 per share). Dividends on our Series D preferred stock are payable quarterly, when and as authorized by our board, in arrears on or before the fifteenth day of each January, April, July and October (or, if not a business day, the next succeeding business day).

Dividends on the shares of our Series D preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the shares of our Series D preferred stock will accumulate as of the dividend payment date on which they became payable, but no interest or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our Series D preferred stock that may be in arrears.

We will not declare or pay or set aside any funds for the payment of any dividends (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to our Series D preferred stock as to the payment of dividends and liquidation rights) on any shares of parity stock or any shares of our capital stock that rank junior to our Series D preferred stock as to the payment of dividends and liquidation rights for any period unless we also have declared and either paid or a sum sufficient set aside for payment the full cumulative dividends on the shares of Series D preferred stock for the current and all past dividend periods. When dividends on our Series D preferred stock and the shares of any parity stock are not paid in full or a sum sufficient set aside for full payment, the full cumulative dividends on the Series D preferred stock and all series of parity stock will be allocated pro rata to the shares of our Series D preferred stock and to each parity series of shares so that the amount declared for each share of Series D preferred stock and for each share of each parity series is proportionate to the accrued and unpaid dividends on those shares.

Except as provided in the immediately preceding paragraph, unless we declare and pay or set aside for payment full cumulative dividends on the shares of our Series D preferred stock, we will not declare or pay or set aside any funds for the payment of any dividends (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to our Series D preferred stock) on any shares of parity stock or any shares of our capital stock that rank junior to our Series D preferred stock as to the payment of dividends and liquidation rights and we will not redeem, purchase or otherwise acquire (except by conversion into or exchange for other capital stock ranking junior to our Series D preferred stock as to the payment of dividends and liquidation rights for the purpose of preserving our qualification as a REIT) any shares of parity stock or any shares of our capital stock that rank junior to our Series D preferred stock as to the payment of dividends and liquidation rights. We will credit any dividends made on the shares of our Series D preferred stock first against the earliest accrued but unpaid dividend due.

Liquidation Preference. Subject to the rights of any series of preferred stock that ranks senior to our Series D preferred stock as to liquidation rights, in the event of our liquidation, dissolution or winding up, the holders of Series D preferred stock will be entitled to receive, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends through and including the date of payment. The holders of Series D preferred stock will be entitled to receive this liquidation distribution before we distribute any assets to holders of shares of our common stock or any other class or series of our capital stock that ranks junior to the shares of our Series D preferred stock as to liquidation rights.

Redemption. Our Series D preferred stock is not redeemable at any time at the option of the holders thereof. At our option, we may redeem the shares of Series D preferred stock, in whole or in part, at any time or from time to time upon not less than 30 days’ nor more than 60 days’ written notice, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon, if any, through the date fixed for redemption, without interest. Unless we declare and pay or set aside for payment full cumulative dividends on the Series D preferred stock and parity stock, we will not redeem any shares of Series D preferred stock or parity stock unless all outstanding shares of Series D preferred stock and parity stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent us from purchasing shares of excess stock in accordance with our charter in order to ensure we continue to meet the requirements for qualification as a REIT for federal income tax purposes, or the purchase or acquisition of shares of Series D preferred stock or parity stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D preferred stock or parity stock, as the case may be. Furthermore, unless we declare and pay or set aside for payment full cumulative dividends on all outstanding shares of Series D preferred stock and other classes or series of parity stock, we will not purchase or otherwise acquire directly or indirectly any shares of Series D preferred stock or parity stock (except by conversion into or exchange for shares of our capital stock ranking junior to Series D preferred stock and parity stock as to the payment of dividends and liquidation rights). Any shares of Series D preferred stock that are redeemed will revert to authorized but unissued shares of Series D preferred stock.

Voting Rights. Holders of Series D preferred stock have no voting rights, except as described below or as otherwise required by law. If dividends on the shares of Series D preferred stock or any parity stock are due but unpaid for three or more consecutive quarters or any six quarters (whether consecutive or not), whether or not earned or declared, then the holders of such shares (voting together as a class with the holders of any other series of parity stock with similar voting rights, if any) will be entitled to elect a total of two additional directors to serve on our board of directors until all cumulative dividends accumulated on such shares have been declared and paid or set aside for payment in full. The holders of record of at least 20 percent of the outstanding shares of Series D preferred stock (or of any other series of parity stock with like voting rights) may compel us to call a special meeting to elect these additional directors unless we receive the request less than 90 days before the date fixed for the next annual or special meeting of stockholders. Whether or not the holders call a special meeting, the holders of our Series D preferred stock (and any other series of parity stock with like voting rights) may vote for the additional directors at the next annual meeting of stockholders and at each subsequent meeting until we have fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment. These two additional directors may be removed at any time with or without cause by the holders of a majority of the outstanding shares of Series D preferred stock. If all accumulated dividends and the dividend for the then current dividend period on Series D preferred stock have been paid in full or declared and set aside for payment, then the holders of such securities will be divested of their voting rights (subject to revesting upon a future preferred dividend default) and, if all accumulated dividends and the dividend for the then current dividend period on any other series of parity stock with similar voting rights have been paid in full or declared and set aside for payment, then the term of each additional director will terminate.

In addition, the affirmative vote of the holders of two-thirds of the outstanding shares of our Series D preferred stock is required for us to authorize, create or increase equity securities ranking senior to the shares of our Series D preferred stock or to amend, alter or repeal our charter in a manner that materially and adversely affects the rights of the holders of the shares of our Series D preferred stock. We may issue additional shares of Series D preferred stock, or other parity stock, without any vote of the holders of the shares of our Series D preferred stock. Except as set forth above and subject to Maryland law, holders of our Series D preferred stock are not entitled to vote on any merger or consolidation, share exchange or sale of all or substantially all of our assets.

In addition, under Maryland law, the holders of Series D preferred stock will be entitled to vote as a separate voting group to approve a dividend payable in shares of Series D preferred stock to the holders of another class of our stock or to approve a dividend payable in shares of our stock other than Series D preferred stock to the holders of Series D preferred stock.

The holders of Series D preferred stock (or any other series of parity stock with like voting rights) will have no voting rights, however, if we redeem or call for redemption all outstanding shares of the series and deposit sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

Conversion. Our Series D preferred stock is not convertible into or exchangeable for any of our property or securities, except that the shares of Series D preferred stock may be exchanged for shares of excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes.

Transfer Agent. The transfer agent, registrar and distribution disbursing agent for Series D preferred stock is Wells Fargo Shareowner Services.

The description of the provisions of the Series D preferred stock set forth in this prospectus is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive articles supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following paragraphs summarize certain material provisions of Maryland law applicable to Maryland corporations. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

Maryland, the state of our incorporation, has certain anti-takeover statutes, including the “business combination” provisions and “control share acquisition” provisions, which may also have the effect of making it difficult to gain control of us or to change existing management. To date, we have not opted out of the business combination provisions of the Maryland General Corporation Law.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the direct or indirect beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholders with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

•

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are also employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws provide that all shares of our capital stock are exempted from the Maryland control share acquisition statute to the fullest extent permitted by Maryland law.

Certain Elective Provisions of Maryland Law

Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders’ rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

•	have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

•	are subject to the reporting requirements of the Securities Exchange Act,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

•	the corporation will have a staggered board of directors;

•

any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

•	the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

•	vacancies may only be filled by the vote of the remaining directors, even if the procedure is contrary to the charter or bylaws; and

•

the secretary of the corporation is required to call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have not made any of the elections described above, although, independent of these elections, our charter and bylaws contain provisions that special meetings of stockholders are only required to be held upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast and that, generally, vacancies may be filled only by our Board of Directors.

Consideration of “All Relevant Factors”

In addition, as permitted by the Maryland law, our charter includes a provision that requires our Board of Directors, in their evaluation of any potential business combination or any actual or proposed transaction that could result in a change of control, to consider all relevant factors, including, the economic effect on our stockholders, the social and economic effect on our employees, suppliers, customers and creditors and the communities in which we have offices or other operations.

SUMMARY OF THE PARTNERSHIP AGREEMENT

The following summary is qualified by reference to the Partnership Agreement. The Partnership Agreement has been previously filed with the SEC and is incorporated herein by reference.

Ownership and Control

We hold, directly and through our interest in Parkway Properties General Partners, Inc. (the “PPGP”), all of the general partnership interests and an approximate 99.9% limited partnership interest in PPLP. The Partnership Agreement provides that all or a portion of the “available cash” (as defined in the Partnership Agreement), as determined by PPGP, in its capacity as the sole general partner of PPLP, will be distributed quarterly first to partners entitled to a preference, then to partners not entitled to a preference (pro rata within each class proportionally in accordance with the partners’ percentage interests therein).

Pursuant to the Partnership Agreement, PPGP generally has exclusive and complete responsibility and discretion in the management and control of PPLP. The limited partners have no authority to transact business for PPLP; neither can they participate in the management activities or decisions PPGP makes on its behalf as general partner. However, the following decisions require the consent of limited partners (other than any limited partner 50 percent or more of whose equity is owned by PPGP) holding 66 2/3 percent of the aggregate limited partner interests:

•	the transfer of PPGP’s interest other than to PPLP or an affiliate of PPGP; or

•	the admittance into the partnership of any additional or substitute general partner, other than affiliates of PPGP.

Without the prior consent of the partners holding interests that in the aggregate equal or are greater than 66 2/3 percent of the aggregate percentage interests of all partners, PPGP will not:

•	amend, modify or terminate the Partnership Agreement except as otherwise provided and other than to reflect the admission, substitution, termination or withdrawal of partners;

•	make a general assignment for the benefit of creditors, appoint a custodian, receiver or trustee for all or substantially all of the assets of the partnership;

•	institute any proceeding for bankruptcy; or

•	confess a judgment against PPLP.

In addition, PPGP may not take any action in contravention of an express prohibition or limitation of the Partnership Agreement (except as otherwise provided in the Partnership Agreement), including, without limitation:

•	take any action that would make it impossible to carry on the ordinary business of PPLP;

•	possess partnership property, or assign rights in such property, for other than a partnership purpose;

•	admit a person as a partner;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability; or

•	enter into a contract, mortgage, loan or other agreement that expressly prohibits or restricts (or has such effect on) the ability of a limited partner to exercise its rights to a redemption in full.

Also, without the written consent of a limited partner, the Partnership Agreement may not be amended to (i) convert a limited partner’s interest into a general partner’s interest; (ii) modify the limited liability of a limited partner; (iii) alter rights of the partner to receive certain distributions and allocations under the Partnership Agreement; (iv) materially alter the rights to a redemption; or (v) amend the provisions governing these limitations.

Transferability of Interests

The Partnership Agreement generally provides that PPGP may not voluntarily withdraw from PPLP, or transfer or assign its interest in PPLP, without the consent of a majority in interest of the limited partners. As a limited partner and subject to certain conditions, including PPGP’s right of first refusal, limited partners may transfer their interests in PPLP to (i) PPGP; (ii) an affiliate, another original limited partner or immediate family member; (iii) a charitable trust; or (iv) pledge the interests in connection with a loan or extension of credit. In addition to other restrictions, no partnership interest may be transferred or assigned if such transfer violates applicable law, would cause a termination of the partnership for federal or state income tax purposes, or would adversely affect our ability to remain qualified as a REIT.

Capital Contributions

The Partnership Agreement provides that if PPLP requires additional funds at any time or from time to time in excess of funds available, such additional funds may be raised in the manner elected by PPGP. This may include a loan from PPGP or through the issuance of additional partnership interests. In addition, PPLP is authorized to incur debt or enter into financing arrangements at the discretion of PPGP.

Tax Matters

Pursuant to the Partnership Agreement, PPGP is the tax matters partners of PPLP. Accordingly, we, via our indirect control of PPGP, have the authority to make tax elections under the Code on behalf of PPLP. The net income or net loss of PPLP will generally be allocated to PPGP and the limited partners in accordance with their percentage interests subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder and the terms of the preferred partnership interests in PPLP.

Term

PPLP will continue in full force and effect until December 31, 2057 unless it is dissolved sooner by the withdrawal or incapacity of PPGP (unless all remaining partners otherwise agree to continue the business of the partnership and to the appointment of a successor general partner), an election to dissolve, a decree of judicial dissolution, the sale of all or substantially all of the assets and properties of the partnership, or the redemption or exchange for our shares of all partnership units (other than those of PPGP).

Preferred Units

PPLP has 5,421,296 units of Series D Cumulative Redeemable Preferred Limited Partnership Interests (the “Preferred Units”), authorized and held by us. The Preferred Units are not convertible but are redeemable, at the option of PPLP, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit plus an amount equal to all distributions accrued and unpaid thereon to the date of redemption, without interest.

Holders of Preferred Units generally have no voting rights. However, so long as Preferred Units are outstanding, PPLP will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Units then outstanding, (i) authorize or create or increase the amount outstanding of any partnership interests (including any interests convertible into such interests) senior to the Preferred Units; (ii) amend or repeal the Partnership Agreement so as to materially and adversely affect the rights, preferences, privileges or voting power of the Preferred Units or the holders thereof subject to certain limitations. Except as otherwise provided by the Partnership Agreement and as required by law, holders of the Preferred Units are not entitled to vote on any merger or consolidation involving PPLP, on any unit exchange or on a sale of all or substantially all of the assets of PPLP.

The Preferred Units pay to their holders, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 8.00% per annum of the liquidation preference per unit (equivalent to a fixed amount of $2.00 per unit). Distributions are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of January, April, July and October or, if not a business day, the next succeeding business day.

Common Limited Partnership Interests

We also own common units of PPLP. Such common units are adjusted from time to time to take into account redemptions and issuances of our common stock and the corresponding unit issuances and redemptions by PPLP.

Additional Partnership Interests

PPGP, in its sole discretion, may raise additional funds for PPLP by the issuance of partnership interests for additional capital contributions subject to the provisions of the Partnership Agreement.

REDEMPTION OF UNITS

General

Pursuant to the Partnership Agreement holders of common units have certain rights granted to them entitling them to redeem their units for cash or, at our election, shares of our common stock. You may require PPLP to redeem your common units by delivering a notice to PPGP and us in accordance with the terms of the Partnership Agreement. Your rights are described in the Partnership Agreement. The summary below does not purport to be complete and is subject to and qualified by reference to the Partnership Agreement. Subject to your rights described in the next paragraph, upon redemption you will receive cash in an amount equal to (i) the total number of shares of our capital stock corresponding with the partnership interest multiplied by the fair market value of a share of such capital stock; (ii) divided by the percentage interest of us and our affiliates in such class of partnership interests; (iii) multiplied by the redeeming partner’s percentage interest in such class.

In lieu of the above, we, in our sole and absolute discretion, have the right to elect to satisfy your redemption right by paying to you, with respect to each unit tendered, a share of our common stock, as adjusted pursuant to the provisions of the Partnership Agreement. We anticipate that we generally will elect to satisfy the exercise of a redemption right through the issuance of common stock pursuant to this prospectus, whereupon we will acquire and become the owner of your common units. However, there can be no assurance that we will make such election in any particular case. With each exchange of common units for shares of common stock or cash, our indirect ownership interest in PPLP will increase. Such an acquisition will be treated as a sale of the common units by you to us for federal income tax purposes. Upon redemption, your right to receive distributions with respect to the common units redeemed will cease (but if such right is exchanged for common stock, you will have rights as a stockholder from the time of your acquisition of the common stock), and if all of your common units are redeemed, you will have withdrawn as a partner of PPLP and will no longer be a party to the Partnership Agreement.

Tax Consequences of Redemption

“Material United States Federal Income Tax Considerations” summarizes certain federal income tax considerations that may be relevant to you if you want to tender your common units in accordance with the terms of the Partnership Agreement. Because the specific tax consequences to you will depend upon your specific circumstances, you are strongly urged to consult your own tax advisor regarding the specific federal, state and local tax consequences upon exercise of your redemption rights.

Potential Change in Investment Upon Redemption of Units

If you redeem common units pursuant to the Partnership Agreement, you may receive cash or common stock in exchange for such units. To the extent that you receive cash, you will no longer have any interest in PPLP or us, will not benefit from any subsequent increases in the share price of our common stock, and will not receive any future distributions from PPLP or us (unless you currently own or acquire in the future additional partnership units or shares of common stock). To the extent that you receive common stock, you will become a stockholder rather that a holder of units. See “Comparison of Common Units and Common Stock.”

Registration of Shares

We have registered the common stock under the Securities Act of 1933, as amended (the “Securities Act”), to satisfy our registration obligations under the Registration Rights Agreement, dated May 18, 2011, between us and certain holders of common units. Under the Registration Rights Agreement, we are required to prepare and file with the SEC such amendments and supplements to the registration statement (of which this prospectus is a part) and to this prospectus, as may be necessary to keep the registration statement effective, generally during the term in which the redemption rights exist for the common stock, and to comply with the provisions of the Securities Act.

Pursuant to the Registration Rights Agreement, we have agreed to pay for certain expenses of effecting the above-described registration of the common stock under the Securities Act including (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including related legal counsel expenses); (iii) printing expenses; (iv) fees and expenses associated with the listing of the securities on the applicable listing exchange; (v) any Financial Industry Regulatory Authority, Inc. fees; and (vi) expenses of our legal counsel and accountants and accounting expenses we incur. However, we have no obligation to pay discounts and commissions payable to selling brokers, dealer managers or other similar persons engaged in the distribution of any of the registrable securities or any other costs with respect to the registration and sale of the securities. We have the right to exclude any holder that does not agree to bear its expenses from the registration and sale of the securities.

COMPARISON OF COMMON UNITS AND COMMON STOCK

Although the nature of an investment in shares of common stock is substantially equivalent economically to an investment in the common units of PPLP, there are certain differences between ownership of the common units and ownership of shares of common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between us and PPLP and compares certain legal rights associated with the ownership of common units and common stock. These comparisons are intended to assist you in understanding how your investment will change if your common units are redeemed for common stock.

Form of Organization

PPLP is organized as a Delaware limited partnership. We are a Maryland corporation. We expect to elect to be taxed as a REIT under the Code and intend to maintain such qualification.

Length of Investment

PPLP has a stated termination date of December 31, 2057, although it may be terminated earlier under certain circumstances. We have a perpetual term and intend to continue our operations for an indefinite time period.

Additional Equity

PPLP is authorized to issue additional units from time to time, as PPGP, which we control, determines as its general partner, in exchange for contributions of cash or property. Our board of directors may authorize the issuance, in its discretion, of additional equity securities consisting of common stock or preferred stock, provided that the total number of shares issued does not exceed the number of authorized shares of capital stock set forth in our charter. As long as PPLP is in existence, we generally will contribute the proceeds that we raise from equity capital to PPLP in exchange for the issuance of units of PPLP.

Management and Control

Generally, pursuant to the Partnership Agreement, PPGP, as the sole general partner of PPLP, has exclusive and complete responsibility and discretion in the management and control of PPLP. The limited partners have no authority to transact business for PPLP; neither can they participate in the management activities or decisions PPGP makes on its behalf as general partner. However, certain decisions, including the following, require the consent of a super-majority of the limited partners: the transfer of PPGP’s interest other than to PPLP or an affiliate of PPGP, and the admittance into the partnership of any additional or substitute general partner. Also, without the prior consent of a super-majority of all partners, PPGP will not amend, modify or terminate the Partnership Agreement, make a general assignment for the benefit of creditors, appoint a custodian, receiver or trustee for all or substantially all of the assets of the partnership, institute a bankruptcy proceeding, or confess a judgment against PPLP. See “Summary of the Partnership Agreement—Ownership and Control.”

Also, without the written consent of a limited partner, the Partnership Agreement may not be amended to convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter rights of the partner to receive certain distributions and allocations, materially alter the rights to a redemption, or amend the provisions that govern these limitations. See “Summary of the Partnership Agreement—Ownership and Control.”

Our board of directors has exclusive control over our business and affairs, subject only to the restrictions in our charter, our bylaws and Maryland law. Our stockholders elect directors to our board at each annual meeting of stockholders. Stockholders do not generally vote on the policies adopted, changed or eliminated by our board of directors. Accordingly, except for their vote in the elections of directors, stockholders do not control our ordinary business policies.

Fiduciary Duties

Under Delaware law, PPGP is accountable to PPLP as a fiduciary and, consequently, PPGP is required to exercise good faith in all of its dealings with respect to partnership affairs. The Partnership Agreement provides, however, that PPGP is not liable for damages for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission, provided that it acted in good faith.

Under Maryland law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Directors who act in such a manner generally will not be liable to us or our stockholders for monetary damages arising from their activities.

Management Liability and Indemnification

As a matter of Delaware law, PPGP has liability for the payment of the obligations and debts of PPLP unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, PPLP has agreed to indemnify PPGP and other indemnitees, as defined in the Partnership Agreement, from and against all losses, claims, damages, liabilities, expenses, judgments, fines, settlements, and other amounts incurred in connection with any actions relating to the operations of PPLP in which any indemnitee is involved, or threatened to be involved, unless it is established that (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnitee actually received an improper personal benefit, or (iii) the indemnitee, in a criminal proceeding, had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in the defense of any issue, claim or matter in such a proceeding. Our Charter contains a provision authorizing and requiring us to indemnify, to the fullest extent permitted by Maryland law, our directors and officers, whether serving us or, at our request, any other entity.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which he or she is made a party by reason of his or her service in that capacity, unless it is established that (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer party to a proceeding upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We have entered into an indemnification agreement with each of our directors and officers, and the board of directors has authorized us to enter into an indemnification agreement with each of our future directors and officers. While Maryland law permits a corporation to indemnify its directors and officers; as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. Our indemnification agreement is intended to provide indemnification to the maximum extent allowed by Maryland law.

Antitakeover Provisions

Except in certain circumstances, PPGP has exclusive management power over PPLP’s business and affairs. PPGP may not voluntarily withdraw from PPLP, or transfer or assign its interest in PPLP, except to certain entities as provided by the Partnership Agreement, without the consent of a majority in interest of the limited partners. Additionally, other than as expressly provided in the Partnership Agreement, no limited partner may transfer its interest in PPLP without the consent of PPGP.

Maryland law has certain anti-takeover statutes, including the “business combination” provisions and “control share acquisition” provisions, which may have the effect of making it difficult to gain control of us or to change existing management. To date, we have not opted out of the business combination provisions of the Maryland General Corporation Law. In addition, our charter contains certain ownership limitations intended to help us maintain our status as a REIT but may also impede an attempt to effect a change in our control. See “Certain Provisions of Maryland Law and our Charter and Bylaws.”

Voting Rights

Under the Partnership Agreement, the limited partners have voting rights only with respect to certain matters. See “Summary of the Operating Agreement – Ownership and Control.” Otherwise, PPGP, as general partner, makes all decisions relating to the operation and management of PPLP.

We are managed and controlled by a board of directors elected by our stockholders. Maryland law requires that certain major corporate transactions, including most amendments to a corporation’s charter, may not be consummated without the approval of stockholders. Each share of our common stock has one vote, our Series D preferred stock has limited voting rights and our charter permits our board to classify and issue preferred stock in one or more series having voting power that may differ from that of the common stock.

Amendment of the Partnership Agreement or our Charter

PPGP may not, without the prior consent of the partners representing 66 2/3 percent of the aggregate interests in PPLP, amend or modify the Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of partners. Amendments to our charter must be approved by a majority of the board of directors and by the vote of at least a majority of the votes entitled to be cast at a meeting of our stockholders; provided, however, that a vote of at least 80% of all of the votes entitled to be cast is required for certain amendments.

Vote Required to Dissolve PPLP or Us

Under the Partnership Agreement, PPGP may elect to dissolve the Partnership. Under Maryland law, the board of directors must obtain the approval of holders of at least two-thirds of all the votes entitled to be cast on the matter in order to dissolve us.

Compensation, Fees and Distributions

PPGP does not receive any compensation for its services as general partner of PPLP. As a partner of PPLP, however, PPGP, and therefore us, indirectly, has the right to receive allocations and distributions from PPLP in respect of its percentage interest in PPLP. In addition, we or one of our controlled affiliates will be reimbursed by PPLP for all expenses incurred relating to the ongoing operation of PPLP. Our independent directors and officers receive compensation for their services.

Liability of Investors

Under the Partnership Agreement and applicable state law, the liability of the limited partners for PPLP’s debts and obligations is generally limited to the amount of their investment in PPLP. Under Maryland law, stockholders are not personally liable for our debts or obligations.

Potential Dilution of Rights

PPGP is authorized to cause PPLP to issue additional common units from time to time in exchange for contributions of cash or property to PPLP. The issuance of additional common units may result in the dilution of the interests of the limited partners. Our board of directors may issue, in its discretion, additional shares of common stock and has the authority to issue from the authorized capital stock a variety of other equity securities with such powers, preferences and rights as the board of directors may designate at the time of issuance.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introductory Notes

The following is a summary of the material U.S. federal income tax considerations relating to our taxation as a REIT as well as the redemption of common units and the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common units and common stock held as capital assets. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder (“Treasury Regulations”) and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations. Any change of this kind could apply retroactively to transactions preceding the date of the change. This summary does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder and does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, “controlled foreign corporations”, “passive foreign investment companies”, broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, persons holding common stock as part of a hedging or conversion transaction or a straddle and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion and the information in this section are based on the Code, Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged. In addition, Jaeckle Fleischmann & Mugel, LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, all of which are described in the opinion.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE IMPACT OF HIS OR HER PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND OF OUR ELECTION TO BE TAXED AS A REIT. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

For purposes of this summary, a “U.S. holder” is a beneficial owner of common units or common stock, as applicable, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common units or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock.

Redemption of Common Units

If we assume and perform the redemption obligation, the redemption will be treated as a sale of common units by you to us in a fully taxable transaction.

Although not free from doubt, if PPLP redeems common units for cash that we contributed to it to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such common units to us. If, instead, PPLP chooses to redeem your common units for cash that we have not contributed to effect the redemption, the transaction will be treated as a repurchase of such units by PPLP and the tax consequences to you will generally be the same as those of a sale of such common units, except that if PPLP redeems less than all of your common units, the redemption would not be treated similarly to a sale and U.S. holders would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of PPLP liabilities allocable to the redeemed common units, exceeded your adjusted basis in all of your common units immediately before the redemption.

If a common unit is redeemed in a manner that is treated as a sale of the common unit, the U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized by such U.S. holder (generally, equal to the sum of the amount of cash and the value of the stock received and the share of PPLP’s liabilities allocated to such common unit at the time of the redemption) as a result of the sale and (ii) such U.S. holder’s adjusted tax basis in such common unit. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (i.e. common stock) received upon such sale.

Generally, if a unitholder acquired its common units in a transaction in which gain was not recognized for U.S. federal income tax purposes, such unitholder’s initial tax basis in its common units will have been equal to the basis in the assets transferred in connection with such transaction. That basis will have been increased by (i) any additional capital contributions made by such unitholder to PPLP, (ii) such unitholder’s allocable share of PPLP’ s income, (iii) any increases in such unitholder’s share of PPLP’s liabilities, and (iv) such unitholder’s allocable share of PPLP’s income that is tax-exempt. That basis will have been decreased, but not below zero, by (i) distributions from PPLP to the unitholder, (ii) the unitholder’s share of PPLP’s losses, (iii) any decreases in such unitholder’s share of PPLP’s liabilities, and (iv) such unitholder’s allocable share of PPLP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder as a result of a redemption will generally be taxable as capital gain or loss. However, a portion of a U.S. Holder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent the amount realized attributable to “unrealized receivables” or to “inventory items” owned by PPLP is greater than or less than such U.S. Holder’s basis in such “unrealized receivables” or “inventory items.” The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables or inventory items may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a U.S. holder may recognize both ordinary income and a capital loss upon a redemption of its common units.

Capital gain recognized by an individual U.S. holder with respect to common units held for more than one year will generally be taxed at a maximum U.S. federal income tax rate of 15% (except that the rate will be 25% on the portion of the gain that is attributable to depreciation claimed with respect to real estate that is not recaptured as ordinary income under Section 1250 of the Code). There are limitations on the deductibility of capital losses, including that net capital losses may offset only capital gains and up to $3,000 of ordinary income per year in the case of individuals, and may only offset capital gains in the case of corporations. Individuals may carry forward any unused net capital losses indefinitely.

The Internal Revenue Service (the “IRS”) has ruled that a partner that acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Treasury Regulations under Section 1223 of the Code allow a selling U.S. holder that can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A U.S. holder with common units acquired in separate transactions is urged to consult its tax advisor as to the possible consequences of the IRS ruling and application of the Treasury Regulations.

Potential Application of the Disguised Sale Regulations to a Redemption of Common Units

In a case where PPLP is treated as repurchasing some or all of a U.S. Holder’s common units, there is a possibility that a redemption of common units might cause a transfer of property to PPLP in exchange for common units to be treated as a “disguised sale” of property. The Code and the Regulations thereunder (the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable or the facts and circumstances clearly establish the absence of a sale, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. There can be no assurance that the IRS might not seek to contend that the Disguised Sale Regulations apply to a redemption of common units if the owner of such units previously contributed property to PPLP.

Taxation of Our Company as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year which ended December 31, 1997. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 2008 through December 31, 2010, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2011 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances.

•	First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.

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Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property and includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

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Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property and after July 30, 2008, foreign currency gain and losses), such income will be subject to a 100% tax on prohibited transactions.

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as described below, and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to (1) the greater of (a) the amount by which we fail to satisfy the 75% gross income test or (b) the amount by which we fail to satisfy the 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect our profitability.

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Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders; see “—Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

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Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset or any other property in the hands of the C corporation, and we would recognize gain on the disposition of such asset during the 10 (5 for any taxable year beginning in 2011) year period beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain generally will be subject to tax at the highest regular corporate rate then applicable. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

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Eighth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our customers by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

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Ninth, if we fail to satisfy the 5% or the 10% assets tests, and the failure qualifies under the Non De Minimis Exception, as described below under “—Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000; or (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

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Tenth, if we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Income Tests” and “—Asset Tests,” respectively, and would qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

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Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•	Twelfth, the earnings of our lower-tier entities that are subchapter C corporations, including domestic “taxable REIT subsidiaries”, are subject to federal income tax.

•

Thirteenth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders.”

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

(i)	which is managed by one or more trustees or directors;

(ii)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(iii)	which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(iv)	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(v)	the beneficial ownership of which is held by 100 or more persons;

(vi)	of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;

(vii)	that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and

(viii)	which meets certain other tests, described below, regarding the nature of its income and assets and amount of its distribution to Stockholders.

The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. To monitor compliance with the stock ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for all purposes of the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, although it may be subject to state and local taxation in some states, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. To the extent that a domestic taxable REIT subsidiary is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic taxable REIT subsidiaries, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic taxable REIT subsidiaries, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income through 2012. No more than 25% (or 20% for tax years beginning prior to our 2009 taxable year) of our assets may consist of the securities of one or more taxable REIT subsidiaries.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

We have made elections for 233 North Michigan Manager, Inc. and Eola Office Partners LLC to be treated as taxable REIT subsidiaries. Until its dissolution on September 17, 2007, Phoenix Viad Manager, Inc. was a taxable REIT subsidiary.

A REIT is not treated as holding the assets of a taxable REIT subsidiary corporation or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such taxable REIT subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly, or a subsidiary partnership, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests

In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually.

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First, at least 75% of our gross income (excluding gross income from prohibited transactions and for tax years beginning after July 30, 2008, real estate foreign exchange gain) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments.

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Second, at least 95% of our gross income (excluding gross income from prohibited transactions and for tax years beginning after July 30, 2008, passive foreign exchange gain) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or other securities that are not dealer property, or from any combination of the foregoing. For tax years beginning after July 30, 2008, the exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from engaging in substantial and regular trading or dealing in securities.

Gross income from certain transactions entered into by us to hedge indebtedness we incur to acquire or carry real estate assets and that are properly and timely identified as hedging transactions is not included in gross income for purposes of the 95% income test and for hedging transactions entered into after July 30, 2008, the 75% income test. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to mange the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•

First, the rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. However, if we own more than 50% of the vote or value of the taxable REIT subsidiary, and the rent payable is increased pursuant to a lease renegotiation, then the increase in rent will not be treated as qualifying rent.

•

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” The test is based on the relative fair market value of the real and personal property.

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Fourth, generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and if we timely file a schedule describing each item of our gross income in accordance with Treasury Regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company as a REIT,” even if the relief provisions were to apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 95% of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

Prohibited Transactions

A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Under a safe harbor provision in the Code, however, income from certain sales of real property held by the REIT will not be treated as income from a prohibited transaction if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

•

the aggregate expenditures made by the REIT, during the two year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such property sold by the REIT during the year did not exceed 10% of the aggregate bases of all the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such property sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

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in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe harbor when disposing of assets. We cannot assure you, however, that we can comply with that safe harbor or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1. At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items (which beginning for tax years after July 30, 2008 includes certain foreign currency) and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the noncorporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or a public offering of our long-term debt.

2. Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

3. The value of any one nongovernment issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4. We may not own more than 10% of any one issuer’s outstanding voting securities.

5. We may not own more than 10% of the total value of the outstanding securities of any one issuer.

6. Not more than 25% (or 20% for tax years beginning prior to our 2009 taxable year) of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, the securities of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets or equity interests in a partnership or any entity that is disregarded for federal income tax purposes (“Excluded Security”). For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no equity interest), loans to individuals or estates, and accrued obligations to pay rent.

With respect to each issuer in which we currently own an interest that does not qualify as a an Excluded Security, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exceptions with respect to certain issuers). In addition, we believe that our securities of taxable REIT subsidiaries do not exceed 25% (or 20% for tax years beginning prior to our 2009 tax year) of the value of our total assets. With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

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we satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non qualifying assets; or

•	we eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year beginning after October 22, 2004, we will not lose our REIT status if one of the following additional exceptions applies:

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De Minimis Exception. The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months of the last day of the quarter in which we identify the failure; or

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Non De Minimis Exception. All of the following requirements are satisfied: (i) the failure does not qualify for the De Minimis Exception, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months of the last day of the quarter in which we identify the failure, and (v) we pay an excise tax as described in “—Taxation of Our Company as a REIT.”

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and

•	90% of the net income (after tax), if any, from foreclosure property, minus

•	the sum of certain items of noncash income over 5% of our REIT taxable income.

Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Pursuant to Revenue Procedure 2010-12, the IRS has indicated that it will treat distributions from publicly-traded REITs that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, Revenue Procedure 2010-12 requires that at least 10% of the total distribution be payable in cash and that each shareholder have a right to elect to receive its entire distribution in cash. If too many shareholders elect to receive cash, each shareholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no shareholder electing to receive cash may receive less than 10% of such shareholder’s distribution in cash). Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. Although Revenue Procedure 2010-12 applies only to taxable dividends payable in cash and stock with respect to taxable years ending on or before December 31, 2011, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends made prior to the issuance of Revenue Procedure 2010-12. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years. We have no current intention to make a taxable dividend payable in common stock.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders taxed at individual rates may be eligible for capital gain tax rates (through 2012), and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax Aspects of Our Investments in Partnerships

General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

1. the status of each subsidiary partnership and limited liability company taxed as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See “—Asset Tests.”

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term “U.S. Stockholder” means a beneficial owner of common stock that is for United States federal income tax purposes:

1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

4. a trust if: (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If the investor is a partner of a partnership holding common stock, the investor should consult his or her tax advisor regarding the tax consequences of the ownership and disposition of common stock.

Distributions. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income is 15% for tax years through December 31, 2012. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company as a REIT” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income, which is a maximum rate of 35% through 2012. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable: (1) to dividends received by us from non-REIT corporations, such as certain taxable REIT subsidiaries; and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our net taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date. In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares (but not below zero) as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Capital Gain Dividends. Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. Stockholder’s adjusted basis in such stock for tax purposes.

Capital Gains and Losses. Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%, which rate, absent Congressional action, will apply until December 31, 2012. However, to the extent that the capital gain realized by a noncorporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability. In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The current applicable provisions of the federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as “debt financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the

Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look through” rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business. Such forms shall be filed every three years unless the information on the form changes before that date.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. federal income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

For any taxable year beginning after October 22, 2004, a Non-U.S. Stockholder that owns no more than 5% of our common stock at all times during the one year period preceding the distribution will not be subject to 35% FIRPTA withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock continues to be regularly traded on an established securities market located in the United States. Instead, any distributions made to such Non-U.S. Stockholder will be subject to the general withholding rules discussed above in “—Taxation of Non-U.S. Stockholders,” which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

•

the investment in our stock is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•

the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE, located in the United States; and

•

the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

Backup Withholding Tax and Information Reporting

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Effective for payments after December 31, 2012, withholding at a rate of 30% will be imposed on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any substantial United States owners or (ii) provides certain information regarding the entity’s substantial United States owners, which we will in turn provide to the Secretary of the Treasury. Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

Other Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

PLAN OF DISTRIBUTION

This prospectus relates to our issuance of up to 1,800,000 shares of common stock if and to the extent that unit holders redeem their units in accordance with the terms of the Partnership Agreement. The unit holders have the right to convert their common units into our common stock. We have registered the common stock for sale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that we will issue any common stock.

We will not receive any cash proceeds from the issuance of the common stock; however, we will acquire one unit in exchange for each share of common stock that we issue pursuant to this prospectus and will thereby increase our indirect interest in PPLP.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

The common stock will be listed on the NYSE, subject to official notice of issuance.

LEGAL MATTERS

The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

EXPERTS

The consolidated financial statements and schedules of Parkway Properties, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements makes reference to Parkway Properties, Inc. and subsidiaries retrospectively applying certain reclassifications associated with discontinued operations.

The statements of revenues and direct operating expenses of 3344 Peachtree, Corporate Center Four, and Two Liberty Place for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee	$2,450
Printing fees and expenses	—
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Miscellaneous	550
Total	$23,000

Item 15.	Indemnification of Directors and Officers.

Parkway Properties, Inc. is organized in the state of Maryland. Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The charter of Parkway (the “Charter”) contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in the defense of any issue, claim or matter in such a proceeding. The Charter contains a provision authorizing and requiring Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which he or she is made a party by reason of his or her service in that capacity, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer party to a proceeding upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Parkway has entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors and officers, and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. While Maryland law permits a corporation to indemnify its directors and officers; as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowed by the laws of the State of Maryland.

The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the Agreement (the “Indemnitee”) if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. The provisions in the Indemnification Agreement are similar to those provided for under Maryland law. According to the Indemnification Agreement, however, an Indemnitee who pays any amount in settlement of a proceeding without Parkway’s written consent is not entitled to indemnification.

Item 16.	Exhibits.

4.1	Articles of Incorporation, as amended, of the Company (incorporated by reference to Exhibit B to The Parkway Company’s proxy material for its July 18, 1996 Annual Meeting).

4.2	Bylaws, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed August 6, 2010).

4.3	Articles Supplementary creating the Company’s 8.00% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 4 to the Company’s Form 8-A filed May 29, 2003).

4.4	Articles Supplementary reclassifying and designating an additional 1,974,896 shares of common stock as 8.00% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3 to the Company’s Form 8-K filed August 12, 2010).

4.5	Articles Supplementary reclassifying and designating an additional 1,046,400 shares of common stock as 8.00% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3 to the Company’s Form 8-K filed May 18, 2011).

5	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (filed herewith).

8	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding certain tax matters (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

23.3	Consent of Jaeckle Fleischmann & Mugel, LLP (included in Exhibits 5 and 8).

24	Powers of Attorney (included on signature page).

99.1	Registration Rights Agreement dated May 18, 2011, between Parkway Properties, Inc. and certain other parties named therein (filed herewith).

99.2	Amended and Restated Agreement of Limited Partnership of Parkway Properties LP dated July 1, 1998 (incorporated by reference to Exhibit 99(a) to the Company’s Form 8-K filed July 15, 1998).

99.3	Amendment to Exhibit A dated May 18, 2011 of the Amended and Restated Agreement of Limited Partnership of Parkway Properties LP (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed May 18, 2011).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on November 15, 2011.

PARKWAY PROPERTIES, INC.

By:	/s/ Mandy M. Pope
Mandy M. Pope
Chief Accounting Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of James R. Heistand and Richard G. Hickson IV his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James R. Heistand James R. Heistand	Chairman of the Board	November 14, 2011

/s/ Steven G. Rogers Steven G. Rogers	Chief Executive Officer, President and Director (Principal Executive Officer)	November 14, 2011

/s/ Richard G. Hickson IV Richard G. Hickson IV	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 14, 2011

/s/ Mandy M. Pope Mandy M. Pope	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 14, 2011

/s/ Charles T. Cannada Charles T. Cannada	Director	November 14, 2011

/s/ Edward M. Casal Edward M. Casal	Director	November 14, 2011

/s/ Laurie L. Dotter Laurie L. Dotter	Director	November 14, 2011

Signature	Title	Date

/s/ Daniel P. Friedman Daniel P. Friedman	Director	November 14, 2011

/s/ Michael J. Lipsey Michael J. Lipsey	Director	November 14, 2011

/s/ Brenda J. Mixson Brenda J. Mixson	Director	November 14, 2011

/s/ Rodolfo Prio-Touzet Rodolfo Prio-Touzet	Director	November 14, 2011

/s/ Leland R. Speed Leland R. Speed	Director	November 14, 2011

/s/ Troy A. Stovall Troy A. Stovall	Director	November 14, 2011